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                                                      EXHIBIT 3.2



                   ARTICLES OF INCORPORATION OF
                         CFX CORPORATION


THE UNDERSIGNED, ACTING AS INCORPORATOR(S) OF A CORPORATION UNDER
THE NEW HAMPSHIRE BUSINESS CORPORATION ACT, ADOPT(S) THE FOLLOWING ARTICLES OF INCORPORATION FOR SUCH CORPORATION:

     FIRST:  The name of the corporation is CFX Corporation.

     SECOND: The period of its duration if such period is other than perpetual: _________.

     THIRD: The corporation is empowered to transact any and all lawful business for which corporations may be incorporated under RSA 293-A and the principal purpose or purposes for which the corporation is organized are:

     1. Generally conducting the business and carrying on the activities of a bank holding company, as defined in the Bank
Holding Company Act of 1956, as amended.

     2. Acquiring an interest in or control of banks, savings banks, financial institutions and other corporations or associations of every kind and description through ownership of stock; acquiring such stock by purchase, exchange for its own securities or otherwise; exercising all of the rights, powers and privileges of such stock.

     FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is:

     Fifty-three million (53,000,000), consisting of

     1. Three Million (3,000,000), shares of preferred stock, one dollar ($1.00) par value per share (hereinafter the "Preferred Stock"); and

     2. Fifty Million (50,000,000), shares of common stock, sixty-six and two thirds cents (66 2/3 ) par value per share
(hereinafter the "Common Stock").

     [The following portion of Article FOURTH appears in Appendix I to the Articles of Incorporation.]

     Shares of Preferred Stock may be issued from time to time in one or more series as may be determined by the Board of Directors. Each series is to be distinctly designated to distinguish the shares in the series from the shares of all other series and


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classes.  The relative rights and preferences of the Preferred
Stock and the variations of rights and preferences between different series of Preferred Stock may be fixed and determined by the Board of Directors by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock. All shares of Preferred shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

     (a)  The rate of dividend;

     (b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

     (c) The amount payable upon shares in event of voluntary and involuntary liquidation;

     (d) Sinking fund provisions, if any, for the redemption or purchase of shares;

     (e) The terms and conditions, if any, on which shares may be converted; or

     (f)  Voting rights, if any.

     The authorized shares of Common Stock may be issued by the Corporation from time to time by vote of the Board without approval of the holders of the Common Stock. Upon payment of lawful consideration, such shares shall be deemed to be fully paid and nonassessable. Except as the Board shall have otherwise specified or except as otherwise provided by law, voting power shall be vested exclusively in the Common Stock. The holders of the Common Stock shall be entitled to one vote for each share of Common Stock owned. Dividends, as declared by the Board out of lawfully available funds, shall be payable on the Common Stock subject to any rights or preferences of the Preferred Stock. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock are entitled to receive pro rata the remaining assets of the Corporation after the holders of Preferred Stock have been paid in full any sums to which they may be entitled.

     There shall be no cumulative voting for Directors or otherwise.

     FIFTH: The capital stock will be sold or offered for sale within the meaning of RSA 421-B. (New Hampshire Securities Act)

     SIXTH: Provisions, if any, for the limitation or denial of preemptive rights:


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     None of the shares of the Corporation shall carry any
preemptive or preferential rights of subscription with respect to any shares of any class or series of stock of the Corporation or any warrants to purchase such shares or securities convertible into such shares, whether now or hereafter authorized.

     SEVENTH: Provisions for the regulation of the internal affairs of the corporation are:

     [The following portion of Article SEVENTH appears in Appendix II to the Articles of Incorporation.]

     Section 1.

     (a) Number, Qualifications and Term of Office. Subject to the provisions hereof relating to the initial Board, the number of directors of the Corporation shall be no less than 9 and no more than 21. The exact number of Directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the entire Board. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. At the 1987 annual meeting of Shareholders, the Directors shall be divided into three classes as nearly equal in number as possible with the term of office of the first class to expire at the 1988 annual meeting of Shareholders, the term of office of the second class to expire at the 1989 annual meeting of Shareholders and the term of office of the third class to expire at the 1990 annual meeting of the Shareholders.
At each annual meeting of Shareholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a three year term of office to expire at the third succeeding annual meeting of Shareholders after their election. Directors need not be Shareholders or residents of the Sate of New Hampshire.

     (b) Vacancies. Any vacancy in the Board caused by death, resignation, retirement, disqualification, removal, or other cause, shall be filled by a majority vote of the remaining Directors, though less than a quorum. A Director so chosen shall hold office for the unexpired term of their predecessors in office. Any Directorship to be filled by reason of an increase in the authorized number of directors may be filled by the Board for a term of office continuing only until the next election of Directors by the Shareholders.

     (c) Removal of Directors. At any meeting of Shareholders called expressly for the purpose, any Director may be removed from office by the affirmative vote of holders of seventy-five percent (75%) of the shares entitled to vote or if removal is for cause, then by a majority of the shares then entitled to vote. For "cause" shall mean a final adjudication by a court of competent


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jurisdiction that the Director (i) is liable for negligence for misconduct in the performance of his duty, (ii) guilty of a felony conviction, or (iii) has failed to act or has acted in a manner which is in derogation of the Director's duties.

     (d) Nomination of Directors. In addition to the right of the Board to make nominations for the election of Directors, nominations for the election of Directors may be made by any Shareholder entitled to vote for the election of Directors if that Shareholder complies with all of the following provisions:

          a. Advance notice of such proposed nomination shall be received by the Secretary of the Corporation, not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the Shareholders called for the election of Directors; provided, however, that if fewer than fourteen (14) days' notice of the meeting is given to Shareholders, such written notice of a proposed nomination shall be received not later than the close of the tenth day following the day on which the notice of the meeting was mailed to Shareholders.

          b. Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee; and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee. In addition, the Shareholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

          c. The nomination made by a Shareholder may only be made in a meeting of the Shareholders of the Corporation called for the election of Directors at which such Shareholder is present in person or by proxy, and can only be made by a Shareholder who has complied with the notice provisions of (a) and (b) above.

          d. The Chairman of the meeting may in his discretion determined and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.






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     Section 2.   Voting For Business Combinations

     (a) Neither the Corporation nor any subsidiary of which the Corporation owns at least a majority of the equity securities ordinarily entitled to vote for the election of Directors, ("Subsidiary") shall be a party to any of the transactions speci-fied herein (a "Business Combination") or enter into any agreement providing for any Business Combination unless the conditions specified in (b), (c) and (d) below shall have been satisfied:

          (i) any merger or consolidation (whether in a single transaction or a series of related transactions) other than a merger or consolidation of the Corporation and any of its subsidiaries or a merger or consolidation of any subsidiaries of the Corporation; or

          (ii) any sale, lease, exchange, transfer or distribution of all or substantially all or a substantial portion of the property or assets of the Corporation or any of its subsidiaries, including its goodwill; or

          (iii) the issuance of any securities, or of any rights warrants or options to acquire any securities of the Corporation or any of its subsidiaries, to any Shareholders other than by stock dividend declared and paid to all Shareholders of the Corporation or pursuant to an employee stock ownership plan or an employee stock option plan established by the Corporation; or

          (iv) any reclassification of the stock of the Corpo-ration or any of its subsidiaries or any recapitalization or other transaction (other than a redemption of stock) which has the effect, directly or indirectly, of increasing the proportionate share of stock of the Corporation or any of its subsidiaries held by any person; or

          (v) the dissolution of the Corporation or any subsidiary thereof or any partial or complete liquidation of the Corporation or any subsidiary thereof.

     (b) The vote of the holders of at least eighty percent (80%) of the outstanding shares entitled to vote for the election of Directors shall be required to approve or authorize any Business Combination to which the Corporation or any Subsidiary is a party unless the aggregate of the cash and fair market value of the consideration to be paid to all the holders of the Common Stock of


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the Corporation in connection with the Business Combination (when adjusted for stock splits, stock dividends, reclassification of shares or otherwise) shall be equal to the highest price per share paid by the other party or parties to the Business Combination (the "Acquiring Party") in acquiring any of the Corporation's Common Stock; provided, however, that the consideration to be paid to the holders of the Common Stock of the Corporation shall be in the same form as that paid by the Acquiring Party in acquiring the shares of the Common Stock held by it except to the extent that any Stockholder of the Corporation shall otherwise agree.

     (c) Subject to the provisions in (b) above, the vote of the holders of at least seventy-five percent (75%) of the outstanding shares entitled to vote for the election of Directors shall be required to approve or authorize any Business Combination to which the Corporation or any Subsidiary is a party unless the Business Combination shall have been approved by at least two-thirds (2/3) of the Directors of the Corporation who are not affiliated with, or Shareholders of, the Acquiring Party.

     In connection with the exercise of its judgment in determin-ing what is in the best interests of the Corporation and of the Shareholders, when evaluating a Business Combination or a proposal by another person or persons to make a Business Combination or a tender or exchange offer, the Board may, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iii) the competence, experience and integrity of the acquiring person or persons and its or their management.

     (d) In the event that all of the conditions set forth in (b) and (c) above are met, the Corporation or any Subsidiary may enter into any Business Combination under the terms and conditions specified in the New Hampshire Business Corporation Act.

     (e) The affirmative vote of the holders of at least eighty percent (80%) of all of the shares of the Corporation entitled to


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vote for the election of Directors shall be required to amend or repeal, or to adopt any provision in contravention of or incon-sistent with this Section 2, notwithstanding the fact that a lesser percentage may be specified by law.

     Section 3.  Special Meetings and Consent Meetings

     Special meetings of the Shareholders may be called by the Chairman, President, the Board, or by the Secretary upon written request of the holders of not less than ten percent (10%) of all the shares entitled to vote.

     Section 4.  Acquisition of Stock

     (a) Restrictions on Offers and Acquisitions. For a period of five (5) years from the effective date of the conversion, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than ten percent (10%) of the issued and outstanding shares of any class of an equity security of the Corporation; (ii) more than ten percent (10%) of any class of securities convertible into, or exercisable for, any class of an equity security of the Corporation; (iii) any securities convertible into, or exercisable for, any equity securities of the Corporation if assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than ten percent (10%) of any class of an equity security of the Corporation.

     For the same five year period, each share beneficially owned in violation of the foregoing percentage limitation, as determined by the Board, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote.

     For the purposes of this Section 4:

          (i) The term "person" shall mean and include any in-dividual, group acting in concert, corporation, partnership, or other organization or entity, together with its affiliates and associates; and

          (ii) The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security (including, without limitation, shares



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               of any class of capital stock of the Corporation)
               or interest in a security for value.

          (iii) The term "conversion" shall mean the completed process whereby Cheshire County Savings Bank will be converted from a New Hampshire-chartered mutual savings bank to a New Hampshire-chartered stock savings bank and Cheshire Financial Corporation shall become the holding company for Cheshire County Savings Bank.

     (b) Exclusion for Underwriters, Directors, Officers and Employees. The restriction contained in this Section 4 shall not apply to any offer with a view toward public resale made exclu-sively to the Corporation or the underwriters or a selling group acting on its behalf. In addition, the Directors, Officers and employees of the Corporation or any subsidiary thereof shall not be deemed to be a group with respect to their individual acquisi-tion of equity stock of the Corporation.

     (c) Readoption of Restriction by Shareholders. This Section 4 may be readopted for additional one-year or longer periods by vote of the holders of a majority of the outstanding voting shares present or represented at a duly convened annual or special meeting of Shareholders of the Corporation.

     (d) Exception in Cases of Advance Approval. This Section 4 shall not apply to any offer or acquisition referred to in (a) above if such offer or acquisition was approved in advance of such offer or acquisition by two-thirds (2/3) of the entire Board utilizing the standard set forth in Section 2(c).

     (e) Enforcement of this Section 4. The Corporation may by law or by resolution of the Directors adopt such provisions or resolutions as are necessary to provide for the enforcement of this Section 4.

     (f) Amendments of this Section 4. Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that some lesser percentage may be specified by law, this Section 4 shall not be amended, altered, changed or repealed without:

          a. the affirmative vote of two-thirds (2/3) of the Board; and

          b. the affirmative vote by the holders of at least two-thirds (2/3) of the outstanding shares entitled to vote.



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This vote shall be in addition to any vote of the Preferred Stock as may be required by the provisions of any series thereof or by applicable law.

     The readoption of Section 4 for additional one-year or longer periods, as provided in (c) above, shall not be an amendment, alteration or change for the purposes of this paragraph.

     Section 5.  Amendments

     (a) Amendments to Articles of Incorporation. Except as otherwise provided for in the Articles above, the affirmative vote of the holders of at least two-thirds of all of the shares of the Corporation entitled to vote for the election of Directors, shall be required to amend or repeal, or to adopt any provision in contravention of or inconsistent with these Articles notwithstanding the fact that a lesser percentage may be specified by law.

     (b) Amendments to By-Laws. The By-Laws of the Corporation may be amended at any time by the affirmative vote of a majority of the entire Board, subject to repeal, change or adoption of any contravening or inconsistent provision only by vote of the holders of at least two-thirds (2/3) of all the shares entitled to vote on the matter at a meeting expressly called for that purpose.

     Section 6. Liability Limitations for Officers and Directors. No person who serves the Corporation as a director, an officer, or both, shall have any personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as such director, officer, or both, except with respect to:

     (1) any breach of the director's and/or officer's duty of loyalty to the Corporation or its shareholders;

     (2) acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law;

     (3)  actions for which a director may be liable under New
          Hampshire RSA 293-A:48, as amended; or

     (4) any transaction from which the director, officer, or both, derived an improper personal benefit.

     The foregoing provision shall not be construed to eliminate or limit the liability of a director, an officer, or both, for any act or omission occurring prior to the date on which the Articles of Incorporation of the Corporation were amended to include this Section. Any repeal or modification of this section by the


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shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

     EIGHTH: The address of the initial registered office of the corporation is 194 West Street, Keene, New Hampshire 03431 and the name of its initial registered agent at such address is Howard B.
Lane, Jr., Esq.

     NINTH: The number of directors constituting the initial board of directors of the corporation is 12, and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

     Name                          Address

     Richard B. Baybutt            664 West Street
                                   Keene, NH  03431

     Mario G. Farina               133 School Street
                                   Keene, NH  03431

     Calvin L. Frink               West Surry Road
                                   Keene, NH  03431

     Eugene E. Gaffey              225 Pear Street
     Chairman                      Keene, NH  03431

     Kenneth W. Hazen              15 West Surry Road
                                   Keene, NH  03431

     Philip D. Koerner             P.O. Box 338
                                   Dublin, NH  03444

     Howard B. Lane, Jr.,          61 Park Avenue
     Vice Chairman                 Keene, NH  03431

     Emerson H. O'Brien            Four Seasons
                                   Spofford, NH  03462

     Howard A. Roberts             99 Jordan Road
                                   Keene, NH  03431

     L. William Slanetz            471 Chapman Road
                                   Keene, NH  03431




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     David B. Walters              12 Greenbriar Road
                                   Keene, NH  03431

     William H. Dennison           23 Shadow Lane
                                   Keene, NH  03431

     TENTH:  The name and address of each incorporator is:
Howard B. Lane, Jr., 61 Park Avenue, Keene, New Hampshire
03431.











































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